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                                                                    Exhibit 99.2




                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



The Board of Directors
Battle Mountain Gold Company
333 Clay Street, Suite 4200
Houston, Texas  77002

Members of the Board:

         CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of Battle Mountain Gold Company ("Battle Mountain") as Appendix C to, and to the reference thereto under the captions "SUMMARY - Opinion of Battle Mountain's Financial Advisor" and "THE MERGER - Opinion of Battle Mountain's Financial Advisor" in, the Proxy Statement/Prospectus of Battle Mountain and Newmont Mining Corporation ("Newmont") relating to the proposed merger transaction involving Battle Mountain and Newmont. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                                By: /s/ CIBC WORLD MARKETS CORP.
                                                    ---------------------------
                                                    CIBC WORLD MARKETS CORP.





New York, New York
November 21, 2000